Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of June 2006.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of June 2006.

Operational Statistics for the month of June 2006 and the comparative figures for the previous month are as follows:-

		June 2006	May 2006

1.	CELLULAR BUSINESS:
	Aggregated Number of GSM Cellular Service Subscribers	100.552 million	99.714 million
	- Post-paid Subscribers	51.062 million	50.711 million
	- Pre-paid Subscribers	49.490 million	49.003 million
	Aggregated Net Addition in 2006 of GSM Cellular Service Subscribers	5.480 million	4.642 million
	- Post-paid Subscribers	2.896 million	2.545 million
	- Pre-paid Subscribers	2.584 million	2.097 million
	Aggregated Number of CDMA Cellular Service Subscribers	34.534 million	34.234 million
	- Post-paid Subscribers	31.697 million	31.417 million
	- Pre-paid Subscribers	2.837 million	2.817 million
	Aggregated Net Addition in 2006 of CDMA Cellular Service Subscribers	1.812 million	1.511 million
	- Post-paid Subscribers	1.688 million	1.407 million
	- Pre-paid Subscribers	0.124 million	0.104 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2006 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	5.3398 billion	4.2787 billion
	- Domestic Long Distance	5.2678 billion	4.2211 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0720 billion	0.0576 billion
	Aggregated Usage Volume in 2006 of Outgoing Calls of IP Telephone (minutes)	6.7271 billion	5.6431 billion
	- Domestic Long Distance	6.6731 billion	5.5982 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0540 billion	0.0449 billion

3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	6.095 million	6.321 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of May 2006 and June 2006 are aggregated data reported at 24:00 on 31 May 2006 and 30 June 2006 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2006 and all Aggregated Usage Volumes in 2006 for the month of June 2006 is the period commencing from 0:00 on 1 January 2006 to 24:00 on 30 June 2006 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of May 2006 and June 2006 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Jianguo, Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan

Non-executive Director:	Lu Jianguo

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board CHINA UNICOM LIMITED CHU KA YEE Company Secretary

Hong Kong, 19 July 2006